Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	September 29, 2009
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS E.P.S IN QUARTER, YEAR SIGNIFICANTLY EXCEED ANALYSTS’ CONSENSUS;
BOTH RV AND BUS PROFITABLE IN QUARTER, YEAR.
THOR ONLY RV COMPANY TO INCREASE MARKET SHARE IN TOWABLES AND MOTOR HOMES.
Thor Industries, Inc. (NYSE:THO) announced results for the fourth quarter and 12 months ended July 31, 2009.
Net income for the quarter was $24,781,000 up from $5,041,000 last year. E.P.S. for the quarter were 45¢ up from 9¢ last year. Sales for the quarter were $440,924,000 versus $569,843,000 last year. Net income for the 12 months was $17,143,000 compared to $92,706,000 last year. E.P.S. for the 12 months were 31¢ versus $1.67 last year. Sales for the 12 months were $1,521,896,000 compared to $2,640,680,000 last year.
E.P.S. of 45¢ in the quarter is nearly double analysts’ consensus estimates of 23¢. E.P.S of 31¢ for the year compares with analysts’ consensus estimates of 11¢. Operating margins significantly improved in the quarter as a result primarily of cost cutting initiatives.
“We achieved profits in both RV and Bus in the quarter and year, a notable accomplishment. Further, we maintained our record of “never a loss” in the 29 years since our founding, a performance that we believe is unique in our industries. The RV business is improving after having been in a depression for over a year, with industry shipments down over 50%. The Bus business was also affected by the recession. Recently, bus order input has benefitted from the federal stimulus package. These orders will be reflected in F2010 results. In August, for the first time in 2 years, industry towable RV sales increased (up 14%) while motorized sales continue to be very soft,” said Wade F. B. Thompson, Thor chairman.
RV sales in the quarter were $337,990,000 versus $454,518,000 last year. Bus sales in the quarter were $102,934,000 versus $115,325,000 last year. RV sales in the 12 months were $1,115,006,000 compared to $2,224,955,000 last year. Bus sales in the 12 months were $406,890,000 versus $415,725,000 last year. RV income before tax was $24,827,000 in the quarter, almost triple $8,662,000 last year and $17,619,000 in the 12 months versus $145,784,000 last year. Bus income before tax in the quarter was $7,159,000 versus $8,324,000 last year and $17,422,000 in the 12 months versus $21,132,000 last year. “Thor is the only company to show an increase in market share in both towables and motorized recreation vehicles. For the 7 months ended July 31, 2009, Stat Surveys reported that Thor increased its towable share to 31.1%, up from 30.4% last year and increased its motorized share to 17.7% versus 15.1% last year. Thor’s market share of the mid-size bus market is also up, at approximately 40%, according to industry statistics,” Thompson said.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2009 and 2008
$000 except per share — unaudited

	3 MONTHS ENDED JULY 31		12 MONTHS ENDED JULY 31
	2009	2008	2009	2008
Net sales	$440,924	$569,843	$1,521,896	$2,640,680
Gross profit	$57,870	$61,435	$152,537	$322,426
Selling, general and administrative	$26,418	$44,749	$125,054	$177,881
Operating income	$31,452	$16,686	$27,483	$144,545
Impairment of goodwill & trademarks	$—	$7,535	$10,281	$7,535
Interest income (net)	$721	$1,569	$5,005	$10,196
Gain on sale of property	$—	$—	$373	$2,308
Net appreciation of auction rate securities	$(1,125)	$—	$—	$—
Other income	$226	$1,661	$815	$2,893

Income before taxes	$33,524	$12,381	$23,395	$152,407
Taxes	$8,743	$7,340	$6,252	$59,701

Net income	$24,781	$5,041	$17,143	$92,706

E.P.S. — basic	45¢	9¢	31¢	$1.67
E.P.S. — diluted	45¢	9¢	31¢	$1.66
Avg. common shares outstanding-basic	55,436,924	55,407,924	55,429,373	55,593,572
Avg. common shares outstanding-diluted	55,491,667	55,490,566	55,476,470	55,731,707
SUMMARY BALANCE SHEETS — JULY 31 ($000) (unaudited)

	2009	2008
Cash and equivalents	$221,684	$189,620
Investments, short term	107,150	—
Accounts receivable	115,616	146,355
Inventories	105,278	152,582
Deferred income tax and other	54,290	39,363

Total current assets	604,018	527,920
Fixed assets	142,861	153,230
Long term investments	13,428	126,403
Goodwill	148,411	158,128
Other assets	42,406	30,881

Total	$951,124	$996,562

	2009	2008
Current liabilities	$184,474	$248,416
Other liabilities	61,617	48,450
Stockholders’ equity	705,033	699,696

	$951,124	$996,562